            Exhibit 10.27

CHANGE OF CONTROL RETENTION AGREEMENT

This Change of Control Retention Agreement ("this Agreement") is made as of the 1st day of January, 2022, between Digimarc Corporation, an Oregon corporation, with its principal offices at Beaverton, Oregon (hereinafter called the "Company"), and __________ (hereinafter called "Executive").

It is made with reference to the following facts:

A.

The Board of Directors of the Company (the "Board") believes it imperative that the Company and the Board be able to rely upon Executive to continue in Executive's position, and that they be able to receive and rely upon Executive's advice as to the best interests of the Company and its shareholders, without concern that Executive might be distracted or his or her advice affected by the circumstances described in Section 1.7 below;

B.	The prior Change of Control Retention Agreement (the "Existing Agreement") between the Company and Executive expired by its terms on December 31, 2021;
C.	Executive is willing to enter into this Agreement for the purposes and on the terms and conditions described herein;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Definitions
1.1

"Approved Group" shall mean any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan.

1.2	“Code” means the Internal Revenue Code of 1986, as amended, unless the context clearly indicates otherwise.
1.3

"Cause," when used in connection with the termination of Executive's employment by the Company, shall mean (a) the willful engaging by Executive in misconduct which is significantly injurious to the Company, monetarily or otherwise; (b) any act by the Executive of fraud, dishonesty, embezzlement, misrepresentation or theft of property of the Company; (c) Executive's conviction of or plea of no contest to a felony or any crime involving moral turpitude; (d) Executive's breach of this Agreement or any other agreements with the Company; (e) Executive's unauthorized disclosure of the Company's proprietary or confidential information or breach of any confidentiality/invention/proprietary information agreement(s) with the Company; (f) Executive's violation of the Company's Code of Ethics (if applicable), Code of Business Conduct and Ethics or any other employment rule, code or policy, as such policies currently exist or may be amended or implemented during Executive's employment with the Company; (g) Executive's failure or refusal to follow the lawful instructions of the Company, if such failure or refusal continues for a period of five (5) calendar days after the Company delivers to Executive a written notice stating the instructions that Executive has failed or refused to

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follow; (h) the entry by a court of competent jurisdiction of an order, or the entering into by Executive of a consent decree, barring Executive from serving as an officer or director of a public company; or (i) Executive's failure to meet and sustain an acceptable level of performance of Executive's duties and obligations to the Company (other than by reason of Disability), which failure continues thirty (30) days after the Company has given written notice thereof to Executive.  For purposes of this definition, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that the action or omission was in the best interests of the Company.

1.4	"Contract Period" shall mean the period commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date.
1.5	"Current Compensation" shall mean one-twelfth (1/12th) of the Minimum Base Salary.
1.6	"Disability" shall mean a physical or mental incapacity of Executive which entitles Executive to commence the receipt of benefits under the long-term disability plan maintained by the Company.
1.7	"Effective Date" shall mean the day preceding the first to occur of the following events (the "Change of Control Events"):
(a)

Any Person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Approved Group or a broker, bank, or trust company holding common stock of the Company for the account of customers who are not members of a "group" (within the meaning of Section 13(d) of the Exchange Act), becoming the record or beneficial owner of 50% or more of any class of the Company's voting equity securities, as disclosed by the Company's stock records or in any other way, including, without limitation, any filing with the Securities and Exchange Commission or otherwise; or

(b)

Upon the purchase of 50% or more of any class of the Company's voting equity securities pursuant to any tender offer or exchange offer for shares of the Company's stock, other than one made by the Company or the Approved Group; or

(c)

A transaction or series of related transactions in which assets to which more than 50% of the Company's revenues (as measured during the four completed fiscal quarters immediately preceding such transaction or the first in the series of such transactions) are attributable are sold or effectively sold (such as through an exclusive license or comparable arrangement).

1.8	"Fiscal Year" shall mean the 12-month period ending on December 31.
1.9

"Good Reason," when used with reference to a voluntary termination by Executive of his or her employment with the Company, shall mean the occurrence of any of the following, without Executive's express written consent:

(a)	a substantial reduction in Executive's level of duties, authority or responsibilities; provided, that (i) a change in title or (ii) a change in title or status resulting from the Company,

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or any affiliate of the Company by which Executive is then employed, being a direct or indirect subsidiary of a parent company following a Change of Control Event, with no corresponding substantial reduction in Executive's level of duties, authority or responsibilities, shall not, in and of itself, constitute Good Reason;

(b)

a material reduction in Executive's Minimum Base Salary, employee benefits or incentive compensation opportunity, unless such reduction is part of an overall reduction for all employees at the same level as Executive;

(c)

the Company's mandatory transfer of Executive to another geographic location that is more than 35 miles from the location where Executive was employed at the Effective Date, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations immediately prior to the Effective Date hereof;

(d)	the failure by the Company to obtain an assumption of the obligations of the Company to perform this Agreement by any successor to the Company, to the extent legally required; or
(e)	the repudiation or failure by the Company or its successor to comply with any of its obligations under this Agreement.
1.10

"Minimum Base Salary" shall mean salary at an annual rate equal to Executive's annual rate of salary on the Termination Date (or, if Executive terminates for Good Reason, within the meaning of Section 1.8(b), immediately prior to the material reduction thereof giving rise to Good Reason).

1.11	"Termination Date" shall mean the effective date as provided in this Agreement for the termination of Executive's employment.
1.12

"Without Cause," when used in connection with the termination of Executive's employment by the company, shall mean any termination of employment of Executive by the Company which is not a termination of employment for Cause or for Disability.

2.	Scope of Agreement
2.1	General

This Agreement shall apply with respect to any termination of employment of Executive which occurs during the Contract Period.  It shall not apply to any termination of employment of Executive which occurs other than during the Contract Period.

2.2	Termination

This Agreement shall terminate on December 31, 2024 if Executive is still in the employ of the Company and no Contract Period is in process.  Except as otherwise provided herein, in respect of payments to beneficiaries, this Agreement shall terminate automatically upon the death of Executive.

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3.	Termination of Employment of Executive By the Company During the Contract Period
3.1	General

During the Contract Period, the Company shall have the right to terminate Executive's employment hereunder for Cause, for Disability or Without Cause upon following the procedures hereinafter specified.

3.2	For Disability

Termination of Executive's employment for Disability shall become effective on the date that disability benefits, payable to Executive in an amount equal to at least sixty-five (65%) percent of Executive's then Minimum Base Salary commence under any long-term disability plan maintained by the Company or on such later date as the Company may specify in a written notice to the Executive.

3.3	For Cause

Termination of Executive's employment for Cause shall become effective five (5) days after a written notice of intent to terminate Executive's employment, specifying the particulars of the conduct of Executive forming the basis for such termination, is given to Executive by the Board.

3.4	Without Cause

The Company shall have the absolute right to terminate Executive's employment Without Cause at any time.  Termination of Executive's employment Without Cause shall be effective five (5) business days after the date of the giving to Executive by the Board of a written notice of termination, specifying that such termination is Without Cause.

3.5	Effect of Termination

Upon a termination of Executive's employment for Cause, or for Disability as provided in Section 3.2 hereof, Executive shall have no right to receive any compensation or benefits hereunder.  Upon a termination of Executive's employment Without Cause, Executive shall be entitled to receive the compensation and benefits provided in Section 5 hereof.

4.	Termination of Employment by Executive During Contract Period

During the Contract Period, the Executive shall be entitled to terminate his or her employment with the Company.  The Executive shall give the Company written notice of voluntary termination of employment, which notice need specify only Executive's desire to terminate his or her employment and, if such termination is for Good Reason, set forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason.  Any notice by Executive pursuant to this Section shall be effective thirty-one (31) days after receipt by the Company of such notice; provided, that Executive's termination of employment shall not be for Good Reason, if (a) the Company has, within thirty (30) days after receiving

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Executive's notice, corrected the condition that would otherwise result in Good Reason for termination, or (b) Executive fails to give the Company his/her written notice of voluntary termination of employment within ninety (90) days after the initial existence of such condition.  If such termination is for Good Reason, Executive shall be entitled to receive the compensation and benefits in Section 5 hereof.  If such termination is for other than Good Reason, Executive shall have no right to receive any compensation and benefits hereunder other than Executive's Minimum Base Salary and accrued vacation through the Termination Date.

5.	Benefits Upon Termination by the Company Without Cause or by Executive for Good Reason

Upon the termination of the employment of Executive by the Company pursuant to Section 3.4 or by Executive for Good Reason pursuant to Section 4 hereof, and if Executive executes and does not revoke a general release of all claims in a form acceptable to the Company and substantially similar to Exhibit A attached hereto (the "General Release"), which General Release becomes effective (i.e., the Executive has executed the General Release and any revocation period has expired without Executive revoking the General Release) within sixty (60) days, or such shorter period as is specified in the General Release, after the Termination Date, Executive shall be entitled to receive the following compensation and benefits:

5.1

The Company shall pay to Executive (a) Minimum Base Salary through the Termination Date, (b) Executive’s short-term incentive bonus (if any) earned, but not paid, for a completed annual bonus period, (c) a pro rata portion of Executive’s target short-term incentive bonus opportunity for the year in which the Termination Date occurs, based on the number of days that Executive was employed during that year, and (d) for the period commencing on the Termination Date and continuing until the first anniversary of the Termination Date, a monthly amount equal to the Current Compensation; provided, however, that the Company's obligation hereunder shall be reduced by the amount of any compensation Executive receives from another source for services rendered during the period that payments are being made pursuant to this Section 5.1; and provided further that any amount due to Executive under clauses (b), (c), or (d) during the period from the Termination Date to the effective date of the General Release shall be paid to Executive on the first regularly-scheduled pay date immediately following the effective date of the General Release, but, in any event not later than two and one half (2-1/2) months following the Termination Date.  Executive shall provide notice of all compensation referred to in the preceding sentence to the Company as soon as reasonably practicable and, in any event, within seven (7) days of receipt of such compensation.  Notwithstanding the foregoing, if the maximum period during which Executive can consider and revoke the General Release begins in one calendar year and ends in the subsequent calendar year, then no amounts due to Executive under clauses (b), (c), or (d) above shall be paid to Executive until the first regularly scheduled pay date occurring after the later of (y) the last day of the calendar year containing the Termination Date, and (z) the date on which Executive's General Release becomes effective, regardless of when Executive's General Release becomes effective; and the amount paid to Executive on such pay date shall include all amounts due to Executive for the period from the Termination Date to such pay date.

5.2	The Company shall pay (or, in the Company’s sole discretion) reimburse Executive for) any premiums necessary to continue Executive's (and Executive’s spouse’s and

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eligible dependents’) health insurance coverage under the Company's group health plan pursuant to Code Section 4980B(f) ("COBRA") (provided that Executive or Executive’s spouse or dependents, as applicable, are eligible for, and timely elect, COBRA continuation coverage under the Company's group health plan) until the earliest of (a) eighteen (18) months after the Termination Date, (b) the first date that Executive is covered under another health insurance plan or program, or (c) the date on which Executive is no longer entitled to COBRA continuation coverage under the Company's group health plan; provided, however, that Executive shall make any such premium payments due prior to the effective date of the General Release and the Company shall reimburse Executive for such premium payments at the same time as it makes the initial installment payment under Section 5.1.  Executive shall provide notice of Executive's coverage under another health insurance plan or program as soon as reasonably practicable and, in any event, within seven (7) days after such coverage begins.  Notwithstanding the foregoing, the Company may unilaterally amend this Section 5.2 or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company, including, without limitation, under Code Section 4980D.

5.3

Notwithstanding any other provision of this Agreement, if the Company receives confirmation from the Company's independent tax counsel or its certified public accounting firm (the "Tax Advisor") that any portion of any payment by the Company or a related entity to Executive, or any benefit received by Executive, under this Agreement or otherwise (each a "Payment") would be considered to be an "excess parachute payment" within the meaning of Code Section 280G, then the Payments (under this Agreement or otherwise) shall be reduced (the "Reduction") to the highest amount that, in the opinion of the Tax Advisor, may be paid to Executive by the Company without having any portion of any Payment treated as an "excess parachute payment"; provided that the Reduction shall not apply if, in the opinion of the Tax Advisor, the after-tax value to Executive of the total Payments prior to the Reduction is greater than the after-tax value to Executive if the total Payments are determined taking into account the Reduction.  The Reduction, if any, shall be applied to the Payments by the Company in its reasonable discretion in the following order: (a) reduction of any Payments that are subject to Code Section 409A on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company, and (b) reduction of any Payments that are exempt under Code Section 409A.  If the Tax Advisor requests, Executive and the Company shall obtain, at the Company's expense, and the Tax Advisor may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive.  All determinations made by the Tax Advisor shall be binding upon the parties hereto and all fees and expenses of the Tax Advisor shall be borne by the Company.

5.4

Except as specifically provided herein, the amount of any compensation or benefits provided for in this Section 5 shall not be subject to mitigation by Executive being required to seek other employment or otherwise.

5.5

The parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.  To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this

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Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company or its agents, parents, subsidiaries, affiliates or successors be liable for any additional tax, interest or penalty that may be imposed on Executive pursuant to Code Section 409A or for any damages incurred by Executive as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Code Section 409A.  Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a)to the extent Code Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service," as defined in Treas. Reg. Section 1.409A-1(h), after giving effect to the presumptions contained therein (and without regard to the optional alternative definitions available therein), and, for purposes of any such provision of this Agreement, references to "terminate," "termination," "termination of employment" and like terms shall be interpreted accordingly;

(b)if, at the time Executive separates from service, Executive is a "specified employee" within the meaning of Code Section 409A, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax or interest under Code Section 409A, amounts that would (but for this provision) be payable within six (6) months following the date of Executive's separation from service shall not be paid to Executive during such period, but shall instead be paid in a lump sum on the first business day of the seventh month following the date on which Executive separates from service or, if earlier, upon Executive's death;

(c)each payment made under this Agreement shall be treated as a separate and distinct payment and the right to a series of installment payments under this Agreement, including, without limitation, under Section 5.1 hereof, shall be treated as a right to a series of separate and distinct payments; and

(d)with regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-1(b), (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect, (ii) such reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits shall not be subject

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to liquidation or exchange for another benefit.

5.6

If Executive does not properly execute the General Release or if Executive revokes or attempts to revoke the General Release or if the General Release is not effective within sixty (60) days, or within such shorter period specified in the General Release, after the Termination Date, Executive will not be entitled to any of the benefits provided under this Section 5, except those which may be otherwise required by law.

6.	Successors; Binding Agreement
6.1

As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

6.2

This Agreement is personal to Executive and Executive may not assign or transfer any part of his or her rights or duties hereunder, or any compensation due to Executive hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or beneficiaries.

7.	Modification; Waiver

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and by the Chief Executive Officer of the Company or such other director or officer as may be specifically designated by the Board.  Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

8.	Arbitration of Disputes
8.1

Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation or validity hereof shall be settled exclusively and finally by arbitration.  It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including, without limitation, any matter relating to the interpretation of this Agreement, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal.

8.2	The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA").
8.3

The arbitral tribunal shall consist of one arbitrator.  The parties to the arbitration jointly shall directly appoint such arbitrator within thirty (30) days of initiation of the arbitration.  If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who (a)

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maintains his or her principal place of business in the State of Oregon; and (b) has had substantial experience in business transactions.  The Company shall pay all of the fees, if any, and expenses of such arbitrator.

8.4	The arbitration shall be conducted in Portland, Oregon, or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.
8.5

At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party.  No evidence of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

8.6

Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding.  The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal.  The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.

8.7	Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.
9.	Payment Obligations Absolute

The Company's obligation to pay Executive the amounts provided for hereunder and to make the arrangements provided for hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or anyone else.  All amounts payable by the Company hereunder shall be paid without notice or demand.  Except as expressly provided herein, the Company waives all rights which it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Agreement in whole or in part.  Subject to the right of the Company to seek arbitration under Section 8 and recover, pursuant to such arbitration, any payment made hereunder, each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from Executive or from whomsoever may be entitled thereto, for any reason whatsoever.

10.	Notice

All notices, requests, demands and other communications required or permitted to be given by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment and any notice under the Arbitration Rules of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party as follows:

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If to the Company, to:

Digimarc Corporation
9405 S.W. Gemini Drive
Beaverton, Oregon 97008
Attn: Chief Legal Officer

If to the Executive, to:

Either party hereto may change its address, for purposes of this Section 10, by giving fifteen (15) days prior notice to the other party hereto.

11.	Severability

If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.	Headings

The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

13.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original.

14.	Governing Law

This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Oregon.

15.	Payroll and Withholding Taxes

All payments to be made or benefits to be provided hereunder by the Company shall be subject to reduction for any applicable payroll related or withholding taxes.

16.	Entire Agreement

This Agreement supersedes any and all other oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to

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the subject matter hereof; provided, that this Agreement shall not supersede or limit or in any way affect any rights Executive may have under any other Company employee benefit plan, program or arrangement (including, without limitation, any pension, life insurance, medical, dental, health, vacation, accident and disability plans, programs and arrangements).

IN WITNESS WHEREOF, the parties have executed this Change of Control Retention Agreement as of the date first above written.

EXECUTIVE	DIGIMARC CORPORATION
By:	By: Name: ________________________ Title: ________________________

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EXHIBIT A
SETTLEMENT AGREEMENT AND GENERAL RELEASE

This SETTLEMENT AGREEMENT AND GENERAL RELEASE (this "Agreement"), effective ________, 20__ by and between ___________ ("Executive") and Digimarc Corporation (the "Company")

RECITAL

A.	Executive and Company are parties to, among other things, a Change of Control Retention Agreement dated as of January 1, 2022 (the "Change of Control Retention Agreement").
B.

The Change of Control Retention Agreement provides, among other things, that if, during the Contract Period (as defined in the Change of Control Retention Agreement): (i) Company terminates the employment of Executive Without Cause (as defined in the Change of Control Retention Agreement), or (ii) the Executive resigns his or her employment for Good Reason (as defined in the Change of Control Retention Agreement) (each a "Release Condition"), then Executive shall execute this Agreement in exchange for the right to receive certain payments from Company as set forth more fully in the Change of Control Retention Agreement.

C.	Effective _________, 202_, a Release Condition has occurred.

AGREEMENT

In consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Settlement Amount.  Execution of this Agreement by Executive shall satisfy the condition that Executive execute a full release of claims as set forth in Section 5 of the Change of Control Retention Agreement and, upon satisfaction of any other conditions set forth in this Agreement or in the Change of Control Retention Agreement, Executive shall be entitled to receive the compensation set forth in Section 5 of the Change of Control Retention Agreement.

2.

Release of Claims.  Executive irrevocably and unconditionally releases and forever discharges Company, its affiliates, successors and assigns, and each of their respective officers, directors, members, employees, representatives, insurance carriers, attorneys, subsidiaries, affiliates, representatives, agents, successors, heirs, executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them (collectively " Releasees "), of and from any and all claims, actions, causes of action, suits, debts, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity, including, without limitation of the foregoing general terms, any

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claims against Company and Releasees arising from or related to Executive's employment with Company or the termination thereof, and any claims arising from any alleged violation by Company of any federal, state or local statutes, ordinances or common laws, including, but not limited to, the Age Discrimination in Employment Act.

3.

Confidentiality.  Executive agrees that the terms, amount and fact of settlement shall be kept strictly confidential and promises that neither Executive nor Executive's representatives nor agents shall disclose, either directly or indirectly, any information concerning this settlement (or the fact of settlement) to anyone, including but not limited to past, present or future employees of Company, its affiliates, successors or any other company.

4.

Disclaimer of Liability.  This Agreement does not constitute and shall not be construed as an admission of liability or wrongdoing by Company, its agents, employees or successors, with respect to any claims asserted by Executive, and Company expressly denies that it has done anything wrong or unlawful.

5.

Release of Unknown Claims.  Executive represents that Executive is not aware of any claims against Company except for those claims that are released by this Agreement.  Moreover, the Parties agree and represent that it is within their contemplation that Executive may have claims against Company of which, at the time of the execution of this Agreement, they have no knowledge or suspicion, but that this Agreement extends to claims in any way based upon, connected with, or related to the matters described in Paragraph 2 above, whether or not known, claimed, or suspected by the Parties.

6.	Property. As a precondition to any settlement payment in connection with this Agreement, Executive shall return to Company all property of Company in Executive's possession.
7.

ADEA Notification.  This Agreement contains a release of claims under the Age Discrimination in Employment Act (the "ADEA").  By executing this Agreement, Executive certifies that Executive has knowingly and voluntarily given up any claims that Executive may have under the ADEA if those claims arose before Executive signed this Agreement.  Executive further certifies that the payments described in this Agreement are considerations to which Executive would not otherwise be entitled without signing this Agreement, and that these considerations constitute payment in exchange for Executive's execution of this Agreement.

Under the ADEA, Executive may take up to twenty-one (21) days to consider the terms of this Agreement.  Executive has the right to accept in less time by signing and delivering this Agreement to Company.  Executive is urged to use as many of the twenty-one (21) days as necessary to consider this Agreement and to consult with Executive's attorney about it.  Executive acknowledges that Executive has been given at least twenty-one (21) days to consider this Agreement prior to signing it, and Executive's signature on this Agreement is completely voluntary.

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Under the ADEA, Executive may revoke this Agreement within seven (7) days of the date on which Executive signs the Agreement.  If Executive revokes, then Executive will not receive any of payments or other considerations set forth in this Agreement.  TO BE EFFECTIVE, EXECUTIVE'S REVOCATION MUST BE IN WRITING AND RETURNED TO DIGIMARC CORPORATION, ATTENTION: CHIEF LEGAL OFFICER, WITHIN SEVEN (7) DAYS OF THE DATE OF EXECUTIVE'S SIGNING OF THIS AGREEMENT.

8.

Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Oregon as applied to agreements among Oregon residents, made and to be performed entirely within the State of Oregon, without giving effect to conflicts of laws principles.

PLEASE READ CAREFULLY. THIS IS A RELEASE OF CLAIMS YOU MAY HAVE AGAINST DIGIMARC CORPORATION.

EXECUTIVE	DIGIMARC CORPORATION
By:	By: Name: Title:
Dated: __________, 20___	Dated: __________, 20___

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